UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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  ACTUANT CORPORATION

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ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, will be held on January 19, 2016 at 8:00 a.m Eastern Time at the Inn on Fifth, 699 Fifth Avenue, South Naples, Florida, for the following purposes (all as set forth in the accompanying Proxy Statement):
1.To elect a board of eight directors;
2.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers;
3.To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2016 Annual Meeting.

The Board of Directors has fixed the close of business on November 13, 2015 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States or vote via the internet or phone (instructions on page 2). It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 19, 2016. The proxy statement is available on Actuant Corporation’s website at www.actuant.com. You may obtain directions to the Annual Meeting by written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER
Chairman of the Board

Menomonee Falls, Wisconsin
December 4, 2015

ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 4, 2015.

General Information

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on January 19, 2016 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2015, which constitutes the 2015 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

Location and Date of Annual Meeting

The annual meeting will be held on January 19, 2016 at 8:00 a.m Eastern Time at the Inn on Fifth, 699 Fifth Avenue, South Naples, Florida.

Record Date

The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on November 13, 2015 (the “Record Date”). As of the Record Date, we had 59,177,697 shares of Class A common stock outstanding. Each share of Class A common stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

Quorum

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker absent voting instructions from the beneficial owner (“broker non-votes”) will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and bylaws, and any other requirements applicable to the matters to be voted upon.

Required Vote

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present (Proposal 1). A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

In order to approve, on an advisory basis, the compensation of our named executive officers (Proposal 2) the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. This advisory vote is considered a non–routine proposal under the rules applicable to banks and brokers. As a result, if you hold your shares in “street name,” absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to this advisory vote. Broker non-votes will have no effect on this proposal.

In order to approve the ratification of PricewaterhouseCoopers LLP as our independent auditor (Proposal 3) the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. Because this proposal is considered a routine proposal, brokers or other entities holding shares for an owner in “street name” are able to vote on this proposal, even if no voting instructions are provided by the beneficial owner. Broker non-votes will have no effect on this proposal.

Cost of Soliciting Proxies

The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefore in addition to their regular compensation. Shares held for the accounts of participants in the Actuant Corporation 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan. Shares held for the accounts of the participants in the Actuant Corporation Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the rabbi trust associated with the Employee Deferred Compensation Plan, as directed by the Company.

Voting Procedures

Via the Internet—Shareholders can vote their shares via the Internet as instructed on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting for shareholders of record is available 24 hours a day and will close at 11:59 p.m. (CST) on January 18, 2016. The Notice instructs you how to access and review all important information in the Proxy Statement and Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented.

By Telephone—Shareholders may vote via telephone using the toll-free number listed on the proxy card. Voting via the telephone will close at 11:59 p.m. (CST) on January 18, 2016.

By Mail—Shareholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the postage paid envelope provided. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

At the Annual Meeting—Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in “street name” may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy.

Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR the approval, on a non-binding basis, of the compensation of our named executive officers, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members. At the Meeting, eight directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

Directors standing for re-election	Age	Director Since
Robert C. Arzbaecher, Chief Executive Officer	55	2000
Gurminder S. Bedi, Director	68	2008
E. James Ferland, Director	48	2014
Thomas J. Fischer, Director	68	2003
R. Alan Hunter, Jr., Director	68	2007
Robert A. Peterson, Director	59	2003
Holly A. Van Deursen, Director	56	2008
Dennis K. Williams, Director	69	2006

Robert C. Arzbaecher—Mr. Arzbaecher is President and Chief Executive Officer of the Company, a role he returned to in August 2015 in addition to his duties as Chairman of the Board. He previously held the role of President and Chief Executive Officer of the Company from 2000 to January 2014. Prior to that he held financial roles in Applied Power (Actuant's predecessor), including Vice President and Chief Financial Officer (1994-1999), Vice President of Tools and Supplies (1993-1994) and Corporate Controller (1992-1993). Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries and Grant Thornton. Mr. Arzbaecher is also a director of CF Industries Holdings, Inc. and Fiduciary Management, Inc. mutual funds. Mr. Arzbaecher provides the Board with a thorough understanding of the Company, including strategy, business development, international operations and served markets. Additionally, he has extensive finance and acquisition experience, which is beneficial given the Company’s stated goal of growth through acquisitions.

Gurminder S. Bedi—Mr. Bedi serves on the board of directors of Kemet Corporation and Blue Bird Corporation and is a retired Vice President of Ford Motor Company. Mr. Bedi served in a variety of managerial positions at Ford Motor Company for more than thirty years and holds degrees in mechanical engineering and business administration. Mr. Bedi’s broad experience in manufacturing operations and international business, as well as his automotive and commercial truck market background are key contributions to the Board. Based on his current and prior executive leadership positions, Mr. Bedi also brings to the Board a familiarity with the challenges facing large, international public companies, as well as private equity groups (which are the source of some of the Company’s business acquisitions).

E. James Ferland—Mr. Ferland is Chairman and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. (“B&W”), a provider of energy and environmental products and services for power and industrial markets worldwide. Mr. Ferland has held that position since July 2015 when B&W was spun-off from the Babcock & Wilcox Company. Mr. Ferland was President and Chief Executive Officer of the Babcock & Wilcox Company from 2012 through the date of the spin-off. Mr. Ferland also previously held various leadership roles with Westinghouse Electric Company, LLC and PNM Resources, Inc. With more than 25 years of senior management and engineering experience in diversified industries, Mr. Ferland brings to the Board extensive operations, financial and acquisition experience, knowledge of the energy markets and valuable perspectives leading a global public company. Mr. Ferland is also a director at B&W.

Thomas J. Fischer—Mr. Fischer is a consultant in corporate financial and accounting matters and a retired Senior Regional Managing Partner of Arthur Andersen LLP. At Arthur Andersen he served principally international public manufacturing and distribution companies. Mr. Fischer is also a director of Badger Meter Inc., Regal-Beloit Corporation and WEC Energy Group, Inc. The Board benefits from Mr. Fischer’s expertise in the areas of financial, accounting and auditing matters, including financial reporting, corporate transactions and enterprise risk management.

R. Alan Hunter, Jr.—Mr. Hunter is a retired executive from Stanley Black & Decker where he last served as President and Chief Operating Officer from 1993 through 1997, as well as Vice President Finance and Chief Financial Officer from 1986 to 1993. With over twenty years of experience at The Stanley Works, Mr. Hunter brings a strong financial background and thorough knowledge of the industrial tool industry to the Board. The Board also benefits from his considerable international business experience, especially related to finance, operations, business development and strategy. Mr. Hunter currently serves on the board of trustees of four mutual fund groups managed by MassMutual Financial Group.

Robert A. Peterson—Mr. Peterson is the former President and Chief Executive Officer of Norcross Safety Products, formerly a private equity owned business, since its inception in 1995 until it was sold to Honeywell in 2008. Prior to that he held executive level leadership positions with a number of firms including Farley Industries and Wright Line, after beginning his career at Ernst & Young. Mr. Peterson’s extensive finance, mergers and acquisition and private equity background has been beneficial to the Board in evaluating financial performance and strategic acquisitions. Additionally, his manufacturing and distribution industry experience is a good fit for the businesses included in the Company’s Industrial segment.

Holly A. Van Deursen—Ms. Van Deursen was most recently an executive in the petrochemical industry, having held a variety of leadership positions at both British Petroleum and Amoco Corporation. She was Group Vice President of Petrochemicals for British Petroleum from 2003 to 2005 and Group Vice President of Strategy from 2001 to 2003. Ms. Van Deursen has extensive experience in the oil & gas industry, which provides the Board with insight on our businesses in the Energy segment. Her experience in strategic analysis and corporate governance further enhances her ability to add value to our Board. She is currently a director of Bemis Company, Inc., Petroleum Geo-Services and Capstone Turbine Corporation.

Dennis K. Williams—Mr. Williams is a retired President and Chief Executive Officer (2000 to 2005) and Chairman of the Board (2000 to 2006) of IDEX Corporation. Prior to that he held several executive level roles at General Electric. Mr. Williams brings to the Board considerable experience and insight into issues facing large international public companies, knowledge specific to our markets (with over thirty years experience in our industries) and a strong track record of growing businesses. Mr. Williams’ background as an executive of a global company also lends a valuable perspective to the Board on executive compensation, financial matters and business innovation. Mr. Williams is currently a director of Owens-Illinois, Inc. and Ametek, Inc.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE EIGHT NOMINEES.

PROPOSAL 2
ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At our 2012 Annual meeting, we asked shareholders to cast a non-binding advisory vote on the frequency with which we submit to shareholders a non-binding advisory vote on the compensation of our named executive officers ("Say on Pay" vote). Shareholders expressed a preference that Say on Pay votes occur every year. Consistent with this preference we will hold Say on Pay votes annually until the 2018 Annual Meeting, at which time shareholders will again be asked to vote on the frequency of Say on Pay votes.

We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers ("NEOs"), as disclosed in the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee has overseen the development and implementation of our executive compensation program which is designed to drive long-term success and increase shareholder value. We utilize our executive compensation program to provide competitive compensation within our industry peer group that will attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.
Our overall executive compensation program is founded on three guiding principles, which we believe emphasizes a pay for performance philosophy:

•
 Executive compensation is aligned with our overall business strategy of driving growth opportunities and improving operating metrics, focusing on sales, earnings, cash flow and return on invested capital (“ROIC”).

•
Key executives responsible for establishing and executing our business strategy should have incentive compensation opportunities that align with long-term shareholder value creation. Performance equity awards, a compensation clawback policy, stock ownership requirements and longer vesting periods on equity awards (relative to prevailing market practices) are important components of that alignment.

•
Overall compensation targets reflect our intent to pay executive base salaries and Total Direct Compensation (including base salary, annual bonus opportunity and the value of share based awards) at approximately the midpoint of the competitive market.

We believe that our pay-for-performance objectives result in compensation that reflects our financial results, stock price performance and other performance objectives described in the Compensation Discussion and Analysis. Accordingly, the Board of Directors requests our shareholders to approve, on an advisory basis, the compensation of our NEOs. Although the outcome of this advisory vote is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome among other factors, when making future compensation decisions for our NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2015 and the effectiveness of our internal control over financial reporting as of August 31, 2015. The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2016 and the Committee is presenting this selection to shareholders for ratification.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Company's bylaws, however, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP for shareholder ratification because the Audit Committee values shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. The Audit Committee also retains the right to direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 30, 2015, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days:

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	6,206,884	(2)	10.5%
BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, California 94105	4,890,669	(2)	8.3%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	3,961,585	(2)	6.7%
Champlain Investment Partners 180 Battery Street, 4th Floor Burlington, Vermont 05401	3,874,997	(2)	6.5%
Dimensional Fund Advisors, L.P. 6300 Bee Cave Road Austin, TX 78746	3,279,061	(2)	5.5%

Named Executive Officers and Director Nominees:
Robert C. Arzbaecher, President, Chief Executive Officer and Director	670,472	(3)	1.1%
Gurminder S. Bedi, Director	60,862	(4)	*
E. James Ferland, Director	9,704	(5)	*
Thomas J. Fischer, Director	87,625	(6)	*
Mark E. Goldstein, former President and Chief Executive Officer	602,063	(7)	1.0%
R. Alan Hunter, Jr., Director	71,998	(8)	*
Brian K. Kobylinski, Executive Vice President, Energy Segment	244,419	(9)	*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	581,185	(10)	*
Robert A. Peterson, Director	132,476	(11)	*
Roger A. Roundhouse, Executive Vice President, Engineered Solutions Segment	18,526	(12)	*
Eugene E. Skogg, Executive Vice President, Human Resources	13,014	(13)	*
Holly A. Van Deursen, Director	61,887	(14)	*
Dennis K. Williams, Director	76,862	(15)	*

All Directors and Current Executive Officers as a group (14 persons)	2,294,763	(16)	3.9%

*	Less than 1%.

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership, as of September 30, 2015, based on a report issued to the Company by a third party service provider.

(3)
Includes 2,400 shares held by his spouse, 2,200 shares held by his children through a custodian, 37,746 shares held in the 401(k) Plan and 11,900 shares held in an individual IRA account. Also includes 447,425 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015. Excludes 93 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Arzbaecher does not have any voting or dispositive power with respect to the phantom stock units.

(4)	Includes 5,000 shares held by a trust. Also includes 47,525 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015.

(5)	Includes 3,875 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015.

(6)	Includes 71,525 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015.

(7)
Includes 1,190 shares held in the Employee Stock Purchase Plan, 6,948 shares held in the 401(k) Plan and 8,000 shares held in an individual IRA account. Also includes 457,582 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015. Excludes 36,004 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Goldstein does not have any voting or dispositive power with respect to the phantom stock units.

(8)
Includes 55,525 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015. Also includes 7,373 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(9)
Includes 648 shares held in the 401(k) Plan. Also includes 153,300 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015. Excludes 3,262 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Kobylinski does not have any voting or dispositive power with respect to the phantom stock units.

(10)
Includes 12,818 shares held in the 401(k) Plan, 24,900 shares held in an individual IRA account, 739 shares held in the Employee Stock Purchase Plan and 2,250 shares held by his children through custodians. Also includes 297,800 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015. Excludes 5,076 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Lampereur does not have any voting or dispositive power with respect to the phantom stock units.

(11)
Includes 16,400 shares held in an individual IRA account and 6,000 shares held in trusts for his children. Also includes 63,525 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015. Also includes 32,051 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(12)
Includes 173 shares held in the 401(k) Plan. Also includes 2,493 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015. Excludes 242 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Roundhouse does not have any voting or dispositive power with respect to the phantom stock units.

(13)	Includes 8,076 shares held in an individual IRA account.

(14)	Includes 47,525 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015.

(15)	Includes 63,525 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015.

(16)
Includes 61,276 shares held in individual IRA accounts, 2,400 shares held by spouses, 4,450 shares held by custodians for children, 6,000 shares held in private trust accounts for children, 5,000 shares held in private trust accounts, 739 shares held in the Employee Stock Purchase Plan and 58,362 shares held in the 401(k) Plan. Also includes 1,447,743 shares issuable pursuant to options exercisable currently or within 60 days of October 30, 2015. Includes 39,424 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service. Excludes 24,142 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. The executive officers do not have any voting or dispositive power with respect to the phantom stock units.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board of Directors (the “Board”) has adopted the Actuant Corporation Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Nominating & Corporate Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. Each committee has a written charter that is approved by the Board and annually evaluated by the committee.

Board Committees, Charters, Functions and Meetings

The Board has three standing committees — Audit, Nominating & Corporate Governance and Compensation — and appoints the members of the committees after considering the recommendations of the Nominating & Corporate Governance Committee. There were nine meetings of the Board during the fiscal year ended August 31, 2015. All members of the Board attended at least 75% of the aggregate number of meetings of the Board and all the committees on which they served. While the Company has no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders, all members of the Board attended the 2015 Annual Meeting. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Thomas J. Fischer, Chair R. Alan Hunter, Jr. E. James Ferland Dennis K. Williams Fiscal 2015 Meetings— 9	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices and legal and regulatory compliance
• Reviews the integrity of the Company’s financial statements
• Reviews the independent auditor’s qualifications and independence
• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors
• Maintains lines of communication between the Board and the Company’s financial management, internal auditors and independent accountants
• Prepares the Audit Committee report to be included in the Company’s annual proxy statement
• Conducts an annual evaluation of the performance of the Audit Committee
Nominating & Corporate Governance Robert A. Peterson, Chair Gurminder S. Bedi E. James Ferland Holly A. Van Deursen Fiscal 2015 Meetings— 3	• Responsible for evaluating and nominating prospective members for the Board
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Conducts an annual assessment of the Board, Committees and Directors performance and contributions.
• Conducts an annual evaluation of the performance of the Nominating & Corporate Governance Committee
Compensation Holly A. Van Deursen, Chair Gurminder S. Bedi R. Alan Hunter, Jr. Dennis K. Williams Fiscal 2015 Meetings— 7	• Determines the compensation of executive officers and makes recommendations to the Board regarding Chief Executive Officer compensation.
• Administers annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs maintained by the Company
• Makes recommendations to the Board with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs
• Recommends to the Board the compensation for Board members and conducts an annual evaluation of the performance of the Compensation Committee

Leadership Structure

In connection with the CEO transition in August 2015, the positions of Chairman and Chief Executive Officer were combined, which provides the Company with unified leadership and direction. Mr. Arzbaecher, our Chairman and Chief Executive Officer, has an in-depth knowledge of our business that enables him to effectively recommend appropriate board agendas and ensure appropriate processes and relationships are established with both management and the Board. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company's current circumstances and to advance the interests of all shareholders.

The independent Board members have elected a lead independent director to serve a renewable one-year term. The lead director presides over executive sessions of the independent directors; serves as liaison between the Chairman and Chief Executive Officer of the Company and other independent directors; consults with the Chairman and Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the Board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors. Mr. Peterson currently serves as lead director.

Executive Sessions of Non-Management Directors

The non-employee directors of the Board regularly meet alone without any members of management being present. Mr. Peterson, the lead director, presides at these sessions.

Independence of Directors; Financial Expert

The Board has determined that each of Ms. Van Deursen and Messrs. Bedi, Ferland, Fischer, Hunter, Peterson and Williams (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission (“SEC”) rules. One of the Audit Committee members, Mr. Fischer, serves on three other audit committees. The Company’s Board has affirmatively determined that such simultaneous service does not impair Mr. Fischer’s ability to effectively serve as the chair of our Audit Committee. Furthermore, the Board has determined that all members of our Audit Committee meet the financial literacy requirements of the New York Stock Exchange ("NYSE") and qualify as “audit committee financial experts” as defined by the SEC.

Board Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives (including strategic initiatives), to improve long-term organizational performance and enhance shareholder value. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on legal, compliance and financial risk (including internal controls), while the Compensation Committee and the Nominating & Corporate Governance Committee focus on compensation risk (as described below) and corporate governance policies, respectively.

Compensation Risk Assessment

In establishing and reviewing our executive compensation program, the Compensation Committee considers, among other things, whether the compensation program rewards executives for performance and whether the program encourages unnecessary or excessive risk taking. The Committee, with assistance from an independent compensation consultant (Towers Watson), annually performs a compensation risk assessment including an inventory of material incentive and sales compensation plans. The Committee has identified several mitigating factors that help reduce the likelihood of undue risk taking related to compensation arrangements including, but not limited to, the use of various measures (earnings, asset management, total shareholder return ("TSR"), and cash flow) in a balanced mix of annual and long-term incentive plans, use of multiple types of incentives (cash, stock options, restricted stock units, performance shares), and executive stock ownership guidelines that help align incentives with long-term company stock price appreciation. Based upon the assessment performed, the Committee believes that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk and are not reasonably likely to have a material adverse effect on the Company.

Use of Compensation Consultants and Other Advisors

The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Compensation Committee has utilized the services of Towers Watson ("Towers") as its executive and director compensation advisor for several years. During fiscal 2015, fees paid to Towers for services to the Committee were $176,400. The Company has also routinely engaged a separate division of Towers for actuarial services related to pension plans, postretirement healthcare plans and other benefits. Fees paid to Towers for these additional services in fiscal 2015 were $347,600.

Towers executive compensation consultants are not involved in providing any of the additional valuation and advisory services to the Company.

Annually, Towers provides the Committee with written confirmation of its independence and the existence of any potential conflicts of interest. The Committee also obtains an understanding of the policies and procedures that Towers has in place to prevent conflicts of interest, evaluates whether there are personal or business relationships between Towers and members of the Committee and validates that employees of Towers who perform consulting services do not own Actuant common stock. After considering these factors, the scope of services provided by Towers and the amount of fees paid for executive compensation consulting and other valuation services, the Committee has concluded that the engagement of Towers does not create a conflict of interest.

Codes of Conduct

The Company has a compliance plan and code of conduct that applies to all of its officers, directors and employees (the “Code of Conduct”). The Code of Conduct, which is reviewed annually by the Nominating & Corporate Governance Committee, is available on the corporate governance section of the Company’s website at www.actuant.com. The Company has also adopted a Code of Ethics that applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer and Corporate Controller. The code of ethics is also posted on the Company's website.

Information Available Upon Request

Copies of the Company’s committee charters, corporate governance guidelines, Code of Conduct and Code of Ethics are available on the Corporate Governance section of the Company’s website and may be obtained, free of charge, upon written request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin, 53051 or by telephone at (262) 293-1500.

Director Selection Procedures

The Nominating & Corporate Governance Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Meeting. The Nominating & Corporate Governance Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Although the Board does not have a formal diversity policy, the Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.

In evaluating director nominees, the Nominating & Corporate Governance Committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s Board.

The Nominating & Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating & Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating & Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. There is no limit with regard to the number of boards on which our directors may serve, but the Board considers service on others boards as a factor in the director selection process. The Nominating & Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NYSE listing standards. The Nominating & Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

The Nominating & Corporate Governance Committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating & Corporate Governance Committee or the Board decides not to nominate a member for re-election, the Nominating & Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Corporate Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Nominating & Corporate Governance Committee. From time to time, the Company has engaged third party firms to identify, evaluate or assist in identifying potential nominees.

Director Resignation Policy

In order to ensure appropriate representation on our Board, the Nominating & Corporate Governance Committee has adopted a policy regarding resignation upon a director’s retirement or change in principal occupation or business association from the position the director held on the latter of the date when the director was last elected to our Board or the date, if any, our Board last rejected an offer by the director to resign under the policy. Upon such a change in position, a director shall offer his or her resignation as a Board member to the Nominating & Corporate Governance Committee, which will then recommend that our Board accept or reject the offer of resignation based on a review of the qualifications of the director, and whether the director's resignation from the Board would be in the best interests of the Company and its shareholders.

Communications with Directors

Shareholders and other interested parties who want to communicate with the Board, the non-management directors as a group, or any individual director can write to: Actuant Corporation, Attention: Chairman, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051. Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a common stock related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Certain Relationships and Related Person Transactions

The Guidelines (applicable to Board members) and Code of Business Conduct and Ethics (applicable to all employees) document the Company’s policies regarding conflicts of interest and related party transactions. Under these policies, any related party transaction or potential conflict of interest is reviewed by legal counsel and then referred to the Nominating & Corporate Governance Committee for final resolution.
During fiscal 2015, the Company had sales of $0.6 million to a subsidiary of Babcock & Wilcox Enterprises, Inc (B&W). Mr. Ferland is President and Chief Executive Officer of B&W and a member of our Board. These sales transactions were negotiated in the ordinary course of business at prices and on terms and conditions that we believe are no less favorable to the Company than those that would result from arm’s length negotiations between unrelated parties.

Other than as disclosed in the preceding paragraph, during fiscal 2015 the Company was not party to any transaction in which an executive officer, director or 5% shareholder had a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, no member of the Compensation Committee served as an officer, former officer or employee of the Company or had a relationship discloseable under “Certain Relationships and Related Person Transactions.” Further, during fiscal 2015, no executive officer of the Company served as:

•
a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the Board of Directors oversees and monitors the Company’s management and independent registered public accounting firm (currently PricewaterhouseCoopers LLP) throughout the financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the Audit Committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•
met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2015 with the Company’s management and PricewaterhouseCoopers LLP;

•
discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees ("SAS 61"), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and

•
received the written disclosures and the letter from PricewaterhouseCoopers LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board (“PCAOB”).

Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2015.

No member of the Audit Committee is employed by or has any other material relationship with the Company. The Board of Directors has determined that each member of the Audit Committee qualifies as an Audit Committee financial expert under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas J. Fischer, Chairperson
R. Alan Hunter, Jr.
Dennis K. Williams
E. James Ferland

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy provides information regarding the compensation program for our current and former Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, collectively referred to as our Named Executive Officers (“NEOs”). The NEOs in fiscal 2015 are as follows:

•	Robert C. Arzbaecher, President, Chief Executive Officer and Chairman of the Board of Directors (1)

•	Mark E. Goldstein, former President and Chief Executive Officer (2)

•	Brian K. Kobylinski, Executive Vice President, Energy Segment

•	Andrew G. Lampereur, Executive Vice President and Chief Financial Officer

•	Roger A. Roundhouse, Executive Vice President, Engineered Solutions Segment

•	Eugene E. Skogg, Executive Vice President, Human Resources (3)

(1)
Mr. Arzbaecher, Chairman of the Board of Directors, was appointed President and Chief Executive Officer ("CEO") of the Company on August 24, 2015, after previously serving as President and Chief Executive Officer of the Company since August 2000 until he retired in January 2014.

(2)	Mr. Goldstein was President and Chief Executive Officer of the Company from January 2014 until August 2015. He resigned from the Company in September 2015.

(3)	Mr. Skogg joined the Company in June 2015, as Executive Vice President, Human Resources.

In connection with the CEO transition in August 2015, the Company entered into an agreement with Mr. Arzbaecher, whereby he will serve as President and Chief Executive Officer of the Company while the Board of Directors conducts a search for a permanent President and Chief Executive Officer.  Mr. Arzbaecher will receive an annual base salary of $800,000, be eligible to participate in the Company’s annual bonus program in fiscal 2016 and was granted stock options upon his return as Chief Executive Officer to acquire 392,106 shares (valued at $3 million), which will vest in equal annual installments over a three-year period.

Executive Summary

Actuant strives to be a premier diversified industrial corporation and a growth company that is operationally excellent. To achieve this, we look to optimize our organization to maximize growth in sales, earnings, cash flow and Return on Invested Capital ("ROIC"). This operating strategy requires a compensation philosophy that rewards both near-term operational and financial success as well as decision making that supports long-term shareholder value creation. In summary, the objectives of our compensation program are to:

•	attract and retain highly experienced and committed executives who have the skills, education, business acumen and background to successfully lead a diversified industrial company;

•	motivate and reward executives to drive and achieve our goal of increasing shareholder value;

•	provide balanced incentives for the achievement of near-term and long-term objectives, without incentivizing executives to take excessive risk.

In fiscal 2015, our financial performance generally mirrored the end market demand in most of our served industries. Our businesses faced cyclical headwinds in the oil & gas, mining, off-highway equipment, agriculture and general industrial end markets, as well as the strengthening of the U.S. dollar. Given the overall weak environment, consolidated core sales declined 5% in fiscal 2015 from the prior fiscal year. The resulting lower production levels and fixed cost under-absorption, unfavorable mix and downsizing costs reduced operating profit margins and net earnings.  Despite lower earnings, we generated $113 million of Free Cash Flow which represented our 15th consecutive year of free cash flow conversion in excess of net earnings.

	Year Ended August 31,
	2015	2014
	(amounts in millions, except per share amounts)
Net Sales	$1,249	$1,400
Core Sales Change (1)	(5)%	3%
Adjusted Earnings Per Share(2)	$1.65	$1.91
Free Cash Flow	$113	$164
Year-end Stock Price	$21.44	$33.73
(1) Core sales change represents total sales growth excluding the impact of acquisitions, divestitures and foreign currency rate changes.
(2) Earnings per share excludes product line divestiture gain ($0.04) in fiscal 2014 and non-cash impairment charge ($1.33) in fiscal 2015.

As a result of this financial performance, which fell below the threshold target for the annual incentive bonus plan, there were no cash bonuses earned by NEOs in fiscal 2015 (see page 17 for details of the Annual Bonus program). In addition, the total shares vested related to Performance Shares (discussed on page 20) were below the target level for the recently completed three year performance period. Given that incentive compensation and financial performance were both below target levels, we believe that our executive compensation program is effectively linked to performance.
Compensation and Link to Performance

Our executive compensation program is aligned with our overall business model (illustrated below), which is intended to create shareholder value. Our long standing Combined Management Measure ("CMM"), the primary metric used for the annual bonus program, rewards high return on invested capital and the generation of strong cash flow, which we believe are key drivers of shareholder value. In addition, a portion of the performance based equity awards are tied to the attainment of free cash flow conversion targets, while the annual bonus also incorporates core sales growth, the first component of our business model.

More than a decade ago, we developed this business model which emphasizes cash flow generation. The model starts with core sales growth - through customer intimacy, new products, emerging market penetration and other aspects of our Growth + Innovation process. We further increase sales and profits through acquisitions and reinvestment in our businesses, including capital expenditures. Business acquisitions add new capabilities, products and services, technologies, customers and geographic presence to make our base businesses stronger. Finally, continuous improvement processes - whether “leaning out” existing operations, effective product sourcing, acquisition integration or leadership development - are utilized to improve profitability and drive cash flow. When executed successfully, these steps lead to strong earnings and cash flow generation that we redeploy back into the business. Our compensation program links executive pay with effective execution of this business model- driving growth in sales, earnings, cash flow and ultimately, stock price appreciation.

Shareholder Input on Executive Compensation Program
Shareholders provided overwhelming support for our NEOs compensation at the 2015 Annual Meeting, with over 95% of shareholders voting in favor of the compensation program for our NEOs. We engage with shareholders to gather feedback on our compensation programs, which has led to changes that strengthen the link between executive pay and Company performance. Specific changes have included an increased emphasis on performance based equity awards, formalization of an anti-hedging policy, adoption of a compensation “clawback policy,” elimination of excise tax gross ups from change in control agreements and modification of certain provisions of our annual bonus program to increase the alignment of segment leadership with overall Company performance. We believe that our executive compensation program is responsive to the feedback we have received and is aligned with shareholder interests.
Oversight of the Executive Compensation Program

The Compensation Committee ("the Committee") is primarily responsible for overseeing the Company’s executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. The Company’s CEO and management team also provide the Committee specific information related to NEO performance, compensation data and financial results.

Role of Compensation Committee

The Committee establishes our executive compensation philosophy and administers the overall executive compensation program. The Committee reviews and approves all components of the compensation program, establishes objectives for NEOs that are aligned with the Company’s business and financial strategy, and determines compensation levels for our NEOs. CEO compensation is recommended by the Committee to the Board for approval. The Committee assesses the performance of NEOs (other than the CEO) through verbal updates regarding their annual reviews completed by the CEO and performs a separate evaluation of the CEO’s performance.

Role of Compensation Consultant

The Committee utilizes Towers as its independent compensation consultant. Towers assists the Committee by evaluating executive compensation, analyzing pay alignment with financial and stock performance, providing general compensation trends and competitive market data and benchmarking, and by participating in the design and implementation of certain elements of the executive compensation program. Towers does not make specific recommendations on individual compensation amounts for the executive officers or the independent directors, nor does it determine the amount or form of executive and director compensation.

Role of Management and the Chief Executive Officer

Our CEO, in consultation with Towers, develops compensation recommendations for the Committee to consider. The CEO considers various factors when making recommendations including the relative importance of the executive’s position within the organization, the individual’s tenure and experience and the executive’s performance and contributions to the Company’s results.

The Executive Vice President-Human Resources and other members of the Human Resources department, together with the CFO and members of the Finance department, work with the CEO to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Committee in making its decisions, and, ultimately, to implement the decisions of the Committee.

Assessing Competitive Compensation Practices

The Committee reviews both general industry published survey data, as well as compensation practices and pay opportunities for a selection of publicly-traded U.S. companies that Actuant competes with from a business and executive talent perspective (the “Peer Group”). The Company and the Committee have regularly utilized a Peer Group as part of its annual benchmarking process. From time to time, the Committee has undertaken a review of the Peer Group to ensure it remains a reasonable and appropriate tool to utilize for both pay level and pay design benchmarking purposes. In fiscal 2015, the Committee made modifications to the Peer Group that considered input from Towers and recommendations from management. Specifically, the Peer Group companies were chosen based on their alignment with the Company, as reflected in the following characteristics:

•	Reasonably comparable market capitalization and annual revenues

•	Global scope and complexity

•	End-market diversification

•	Acquisitive growth strategies

In addition to the characteristics mentioned above, the peer group selection process also considered the past perspectives of the main proxy advisory firms, as well. Based on this process, the companies listed below will constitute “the Peer Group”:

Altra Industrial Motion Corp	CLARCOR, Inc	Hillenbrand, Inc	Rexnord Corp
AO Smith Corp	Crane Co	IDEX Corp	Standex International Corp
Barnes Group Inc	EnerSys	John Bean Technologies Corp	TriMas Corp
Belden Inc	EnPro Industries, Inc	Kennametal Inc	Woodward, Inc
Brady Corp	Graco Inc	Lincoln Electric Holdings Inc
Briggs & Stratton Corp	Harsco Corp	Nordson Corp

In addition to Peer Group compensation data, the Committee primarily uses a broad set of data from the Towers Executive Compensation Market Analysis Survey to obtain compensation information and an understanding of executive compensation trends. The Towers survey data represents all participants in the Towers database, with the exclusion of the financial services, healthcare and the energy services industries. The Committee does not determine the companies that are included in the Towers survey data. The data (far in excess of 400 listed companies) is adjusted to reflect an organization of our revenue size. The data is reviewed in aggregate and on an individual basis by the Committee and provides the primary reference point for making compensation related decisions. The Committee believes that this survey data, together with the compensation practices of the Peer Group and CEO recommendations (for other NEOs based on experience, expertise and demonstrated performance), accurately defines competitive market compensation for executive talent.

Target Level Compensation Determination

To determine NEO compensation, the Committee considers factors such as the level of responsibility, skills and experiences required by the position, the executive’s qualifications, our ability to replace such individual and the overall competitive environment. It also considers current and historical compensation levels, performance in the role, length of service, the Committee’s view of internal equity and consistency and other considerations it may feel are relevant. In analyzing these factors, the Committee reviews competitive compensation data and focuses on the approximate 50th percentile for each component of pay, as well as target Total Direct Compensation. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive and will generally not exceed the 75th percentile of market.

Components of Total Direct Compensation

As summarized below, the majority of Total Direct Compensation is performance based and not guaranteed. We also provide various retirement and benefit programs. This graphic, depicting the CEO's (Mr. Goldstein) total direct compensation, along with the descriptions that follow, provides a snapshot as to the components and rationale behind the elements of our compensation program.
Base Salary

Base salaries are reviewed annually and are established considering the scope and complexity of the role, market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to business performance and leadership. Generally changes in base salary are the result of either an annual merit increase, promotion or changes in role or market adjustment. In connection with his re-appointment to CEO in August 2015, the Committee approved a base salary of $800,000 for Mr. Arzbaecher. The remaining NEO's base salary increases in January 2015 were in the 3% to 4% range, reflecting annual merit adjustments.

Annual Bonus

Our NEOs, along with other leaders and substantially all U.S. employees, have an opportunity to earn an annual bonus based on achievement of performance objectives. The bonus is designed to reward short-term performance in successfully growing sales, earnings, cash flow and ROIC. Combined Management Measure ("CMM") is the primary financial metric because it encompasses all of those key factors. Both the Committee and management believe CMM drives earnings and cash flow growth, which is critical to successfully executing our business model (described on page 15). CMM is calculated as follows:

Net Income
+ Financing Costs (Interest Expense)
+ Income Taxes
+ Amortization of Intangible Assets
= EBITA (Earnings Before Interest, Taxes and Amortization)
- Asset Carrying Charge(1)
= Combined Management Measure

(1)
The Asset Carrying Charge is calculated by adding (1) a 20% charge applied to the average net tangible assets (current assets, net fixed assets and other long-term assets, less accounts payable, accrued compensation, pension and employee benefits, current income tax balances and other liabilities), to (2) a 12% charge applied to the average total intangible assets (goodwill, intangible assets and non-current deferred income taxes).

We believe CMM encourages all employees to improve profits while using assets wisely. CMM is tied to both ROIC and cash flow, which are key measures linked to shareholder value creation. In addition to utilizing CMM for the annual bonus, we also utilize a similar calculation for capital deployment and decision making within the Company related to acquisitions and other investments.

We also utilize core sales growth (total sales growth less the impact of foreign currency and acquisitions/divestitures) as part of the annual bonus plan because it emphasizes this important driver of performance success.  Core sales growth targets are established at an individual business unit level.  Segment level executives including Messrs. Kobylinski and Roundhouse are measured on core sales growth targets associated with their respective segments.  Corporate executives including Messrs. Arzbaecher, Goldstein, Lampereur and Skogg are measured on the achievement of consolidated Actuant core sales growth targets.

Annual bonus target percentages vary by NEO and are determined based on their scope of duties and responsibilities as well as market and peer group data. Actual bonus payments can range from 0% to 250% of the target annual bonus based on actual performance. NEOs not in charge of business units or segments have an annual bonus based on the CMM and core sales growth performance of Actuant. NEOs responsible for a business segment are eligible for an annual bonus based on Actuant CMM and CMM and core sales growth for their respective segment. The following table summarizes the fiscal 2015 annual bonus opportunity and weighting for each NEO.

	Annual Bonus Opportunity as a % of Base Salary			Weighting of Components of Target Annual Bonus
Name	Threshold	Target	Maximum	Actuant CMM	Segment CMM	Core Sales Growth
Robert C. Arzbaecher (1)	—	—	—	—	—	—
Mark E. Goldstein	0%	100%	250.0%	70%	—	30%
Brian K. Kobylinski	0%	60%	150.0%	30%	40%	30%
Andrew G. Lampereur	0%	65%	162.5%	70%	—	30%
Roger A. Roundhouse	0%	55%	137.5%	30%	40%	30%
Eugene E. Skogg	0%	50%	125.0%	70%	—	30%

(1)	Mr. Arzbaecher served as Chairman of the Board for the majority of fiscal 2015 and was not eligible to participate in the NEO annual bonus program.

The annual bonus earned is based on performance against pre-approved CMM and core sales targets, which are established by the Committee in the first quarter of the fiscal year, considering financial plans, year-over-year improvement and the economic environment. Following the completion of a fiscal year, the Committee approves annual bonus payouts based on the extent to which targets were met.

In accordance with Item 402(b) of Regulation S-K, we have not disclosed the annual bonus financial targets for fiscal 2015 because they represent confidential information which, if disclosed, could result in competitive harm. These financial measures can be impacted by a variety of non-recurring or extraordinary items (e.g., acquisitions, divestitures, business restructuring, accounting rule changes, etc.) and actual results may be adjusted for these items if they were not contemplated in the target setting process. All adjustments to the annual bonus financial results are reviewed and approved by the Committee. Given that the assumptions used to determine the annual bonus financial targets and related adjustments necessarily include elements of strategic operations, timing of new product launches, restructuring activities or investments in growth initiatives, we believe disclosure of such information could cause us competitive harm by potentially revealing to our competitors, customers, vendors and suppliers our confidential operating and financial objectives.

In order to illustrate the historical level of performance against annual bonus targets, the following table summarizes the actual annual bonus payout percentages achieved by our CEO (expressed as a percentage of the target annual bonus level) for each of the last five fiscal years:

Fiscal Year	Annual Bonus Payout
2011	197%
2012	113%
2013	8% (1)
2014	7%
2015	0%

(1) CEO declined annual bonus in fiscal 2013.

Equity Compensation

We generally grant three forms of equity compensation to our NEOs including stock options, restricted stock and performance shares. We believe that a significant portion of Total Direct Compensation should be made in the form of equity compensation due to its strong alignment with shareholders. If our stock price declines, so does the value of the NEOs' compensation, and vice versa. Stock options and restricted stock generally vest 50% after three years, with 100% at five years. This vesting is longer in duration than most peer companies, which we believe enhances retention and long-term performance. The target value of NEO equity awards is generally allocated 35% in the form of options, 35% in restricted stock and 30% in performance shares.

 The following describes each type of award:

Stock Options—Stock options granted to NEOs generally become 50% exercisable three years after the grant date with the remaining 50% exercisable after five years. The Committee has the ability to vary both the term and vesting schedule for new stock option grants in accordance with the plan. All options are granted following the Committee’s authorization, with an exercise price equal to the closing market price on the date of grant and have a ten-year term. Stock option back-dating or re-pricing is expressly prohibited.

Restricted Stock Units and Awards—Restricted stock also generally vests 50% after three years with the remaining 50% vesting after five years. The Committee has the ability to vary both the term and vesting schedule for new grants. Under the Employee Deferred Compensation Plan, individuals granted restricted stock units have the ability to defer receipt and taxability of the shares beyond their normal vesting dates, by providing written notice to the Company at least twelve months in advance of the award’s scheduled vest date.

Performance Based Restricted Stock ("Performance Shares")—The Performance Share plan has a three-year performance period, with vesting based 50% on achievement of an absolute Free Cash Flow Conversion target and 50% on the Company’s TSR relative to the S&P 600 SmallCap Industrial Index (approximately 90 companies). New three-year performance cycles start annually with grants near the beginning of each fiscal year. The Committee designed the plan to include both TSR and Free Cash Flow Conversion elements to emphasize the importance of these two metrics to the long-term success of the Company. TSR aligns the interests of shareholders and executives, while strong Free Cash Flow Conversion helps ensure adequate cash generation to fund Company growth, dividends and stock buybacks. The targets and vesting scale for Performance Shares granted in fiscal 2015 are summarized as follows:

Measure	Threshold	Target	Maximum
Vesting Scale (as a percentage of Target)	50%	100%	150%
Relative TSR Percentile	25th	50th	75th
Free Cash Flow Conversion	100%	115%	140%
The target and actual shares vested for completed three-year performance periods are summarized as follows (in aggregate for all NEOs):

Performance Period Ended	Target Shares	Actual Shares Vested	% of Target Shares Vested
August 31, 2014	117,563	81,081	69%
August 31, 2015	98,342	58,967	60%

The three-year measurement period for the fiscal 2013 Performance Share grant ended August 31, 2015 and resulted in the vesting of 116% of the Free Cash Flow Conversion restricted stock shares and 0% of the TSR restricted stock shares. The following table summarizes threshold, target, maximum and actual restricted stock shares vested for the recently completed performance period for NEOs that were granted Performance Shares in fiscal 2013.

	2013 Performance Shares Grant			Actual Shares Vested
Name	Threshold	Target	Maximum
Robert C. Arzbaecher	0	78,117	117,176	46,840
Mark E. Goldstein	0	9,272	13,908	5,560
Brian K. Kobylinski	0	4,585	6,878	2,749
Andrew G. Lampereur	0	6,368	9,552	3,818

The following tables summarize threshold, target and maximum restricted stock shares for the fiscal 2014 and fiscal 2015 Performance Share grants.

	2014 Performance Shares Grant
Name	Threshold	Target	Maximum
Mark E. Goldstein	0	15,035	22,553
Brian K. Kobylinski	0	3,383	5,075
Andrew G. Lampereur	0	4,699	7,049

	2015 Performance Shares Grant
Name	Threshold	Target	Maximum
Mark E. Goldstein	0	20,180	30,270
Brian K. Kobylinski	0	4,996	7,494
Andrew G. Lampereur	0	6,486	9,729
Roger A. Roundhouse	0	4,084	6,126

 Practices Regarding the Grant of Equity Compensation

The Committee has generally followed a practice of making annual option and restricted stock grants to its NEOs on a single date each year, when all material information is publicly available. In fiscal 2015, the Committee granted these awards at its regularly scheduled January 2015 meeting. Performance Share grants are made in October near the beginning of the three-year performance period. While the vast majority of awards to NEOs have historically been made as part of our annual grant program, the Committee occasionally makes awards to NEOs or other employees at other times, such as in connection with hiring, promotions or for retention purposes. During fiscal 2014, the Committee authorized the grant of restricted shares for retention purposes to Mr. Lampereur (14,002 restricted shares) and Mr. Kobylinski (12,602 restricted shares). The Committee felt the awards reflected the importance of retaining the key leadership team during the then pending CEO transition.

Retirement and Other Benefits

We provide benefit programs to our employees, including executives and our NEOs, to attract and retain them as well as to provide a competitive total compensation program. Actuant’s benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including our NEOs. However, modifications may be made in cases where IRS limits or other regulations prevent equitable treatment or for competitive positioning purposes. The following table summarizes such benefit plans and eligibility (for our U.S. employees):

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
401(k) Retirement Plan	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan	✓	✓	✓
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Life and Disability Insurance	✓	Selectively	Not Offered
Employee Stock Purchase Plan	Not Offered	Selectively	✓
Vacation	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance	✓	Selectively	Selectively
Club Dues	Selectively	Not Offered	Not Offered
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Selectively	Not Offered

401(k) Retirement Plan

Under our 401(k) Plan, most employees, including our NEOs, may contribute eligible compensation up to IRS limits. The Company generally provides a “core” contribution equal to 3% of eligible compensation (subject to IRS compensation and contribution limits). In addition, the Company provides a matching contribution of 100% for the first $300 contributed to the Plan, and an additional 25% match on employee elective contributions between $300 and 6% of eligible compensation. Company matching and core contributions vest 25% after two years, 50% after three years, 75% after four years and 100% after five years.

Supplemental Executive Retirement Plan ("SERP")

The SERP covers certain executive level employees (including the NEO’s) and is designed to improve the competitive positioning of our retirement programs, reward long-service employees and support executive retention and recruiting efforts. The SERP is a nonqualified defined contribution plan and the benefit is calculated by applying a SERP multiplier to total eligible compensation in a given year (base salary plus annual bonus). The SERP multiplier is determined by a formula that takes into account the executive’s age and years of service, and ranges from 3-6%. SERP contributions go into a notional interest bearing account and vest after five years of service or when the executive turns 60. The targeted combined annual NEO retirement contribution between the SERP and 401(k) Plan is approximately 7-10.5% of cash compensation, depending on age and years of service. This level approximates the 40th percentile of peer company executive retirement benefits.

Employee Deferred Compensation Plan

We also offer a deferred compensation plan that allows U.S. employees with base salary over $120,000 to defer compensation and associated taxes until retirement or termination of employment. Investment options include an interest bearing account and/or a common stock account. As a result of the unfunded nature of the plan, compensation deferrals are essentially unsecured loans from employees to the Company. Each year the Committee determines the interest rate for new deferrals, taking into account current market rates. The stock account return mirrors the performance of Actuant’s stock price. Shares of common stock equal to the value of deferred contributions into that account are contributed by the Company into a rabbi trust. When distributed, deferred amounts invested in the interest account are paid out in cash while an appropriate number of shares of common stock (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund distributions.

In addition, the Employee Deferred Compensation Plan allows all employees in the U.S. with annual eligible compensation in excess of $260,000, to receive their 401(k) core contribution, calculated as if no IRS limits were in place ("Restoration Contribution"). We believe that it is not equitable, or market competitive, to limit the Company core contribution to the 401(k) Plan based on IRS compensation and contribution limits. All Company core contributions pursuant to the Deferred Compensation Plan are deemed to be invested in Actuant common stock and are credited to participant's Deferred Compensation Plan accounts.

Other Benefits

We provide perquisites to help executives be more productive and efficient, to provide protection from potential business risk and as a competitive compensation measure. They are limited in amount, and we maintain a strict policy regarding the eligibility and use of these benefits which include club dues (only provided to the CEO for customer activities as well as to facilitate certain internal business meetings and events, in addition to personal use), financial planning and use of the company airplane. Annual NEO personal use of the plane (which is reviewed by the Committee at least annually) is capped at 24 hours of flight time for the CEO and 12 hours for all other NEOs. The other benefits earned by our NEOs in fiscal 2015 are included in the “All Other Compensation Table” on page 25.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to NEOs (other than the chief financial officer) to $1 million in any year. This limitation does not apply to the CFO or performance based compensation for other NEOs if certain conditions are met. While the Committee generally intends for payments under certain of our incentive plans to meet the criteria for tax deductibility under the provisions of the Internal Revenue Code, the Committee retains full discretion and flexibility in structuring compensation programs that are designed to attract, reward and retain successful executives, even if not fully deductible.

Stock Ownership Requirements

Ownership of Actuant stock by our executives directly aligns their interests with shareholders. Accordingly, the Board maintains stock ownership guidelines equal in value to a multiple of their base salary.

Position	Multiple of Base Salary Required to be held in Actuant Stock
CEO	5X
Other NEOs	3X

Stock ownership includes the value of “in the money” vested options, shares held in the 401(k), employee stock purchase plan and/or deferred compensation accounts, as well as shares owned outright or by family members. It does not include the value of unvested equity compensation. Executive officers have three years from their date of appointment to comply with the ownership requirements.

The Committee reviews each NEO's compliance with these guidelines on an annual basis, and all NEO's have either met the target ownership level, or are within the grace period.

To assist them in meeting the stock ownership requirement, the Company has an executive officer stock option matching program for newly hired or promoted executives. Under this program, the Company matches share purchases with an equal number of stock options that vest after five years. Those who have not reached their specified targets and who exercise stock options or have restricted stock vest, are required to hold at least 60% of the net value of the shares they receive so that they meet their requirement in a timely manner, with the 40% balance available to cover related income tax obligations.

In addition, in August 2015, the Board approved an Investment/Matching Restricted Stock Grant Program ("the Program") for senior executives of the Company for fiscal 2016. The purpose of the Program is to incentivize and retain senior executives given the expected transition in leadership with the hiring of a permanent President and Chief Executive Officer. Under the Program the Company will grant one share of restricted stock or restricted stock unit (the “Matching Shares”) for every two shares of Company common stock purchased by an eligible senior executive in October 2015, December 2015 and March 2016. The maximum value of the stock that may be purchased and subject to the Program is limited to: $5 million (maximum value of Matching Shares is $2.5 million) for the Company’s President and Chief Executive Officer and $2 million (maximum value of Matching Shares is $1 million) for each of the other NEOs. Contingent on the senior executive continuing to hold the purchased shares and remaining an employee with the Company or a member of the Board, the Matching Shares will cliff vest on the third anniversary of the grant date; provided, however, that the Matching Shares will fully vest in the event of (a) a termination of employment without cause (b) the death or total and permanent disability of the senior executive; or (c) material reduction in authority, responsibility or duties.
Anti-Hedging Policy

Actuant maintains a policy that prohibits employees from engaging in short-term or speculative transactions involving its common stock. This policy prohibits trading in Company common stock on a short-term basis, engaging in short sales, buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.

Compensation Clawback Policy
 We have a compensation clawback policy for executive officers, which defines the economic consequences that misconduct could have on their compensation. In the event of a financial restatement due to fraud or misconduct as determined by the Board, the responsible executive must reimburse the Company for their annual cash bonus, as well as equity based awards or other performance based compensation paid to the executive based on the financial results that were the subject of the restatement.
Conclusion

We believe that we have designed an executive compensation program which effectively links pay and performance and is in the best long-term interests of our shareholders. As indicated in our Compensation Committee Charter, we will continue to re-evaluate our executive compensation program to ensure future alignment in our compensation program and practices. Shareholder input will continue to be an important consideration in our annual executive compensation evaluation process.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Holly A. Van Deursen, Chairperson
Gurminder S. Bedi
R. Alan Hunter Jr.
Dennis K. Williams

Summary Compensation Table

The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2015, 2014 and 2013 by the NEOs:

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (4)	Option Awards ($) (5)	Annual Bonus ($) (6)	Non-qualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)	Total ($)
Robert C. Arzbaecher (1)	2015	$217,500	$65,000	$3,035,000	$—	$78,370	$76,388	$3,472,258
Chairman of Board and Chief Executive Officer	2014	542,317	—	—	62,900	62,735	122,255	790,207
	2013	850,000	2,299,871	—	—	68,113	258,087	3,476,071
Mark E. Goldstein (2)	2015	$745,000	$1,365,012	$734,907	$—	$187,280	$114,291	$3,146,490
Former President and Chief Executive Officer	2014	667,308	1,299,999	699,806	44,701	155,227	96,236	2,963,277
	2013	575,000	591,493	318,502	—	188,530	138,190	1,811,715
Brian K. Kobylinski	2015	$460,000	$337,977	$181,973	$—	$22,123	$77,070	$1,079,143
Executive Vice President - Energy Segment	2014	447,000	742,498	157,508	59,906	17,467	58,390	1,482,769
	2013	430,000	292,495	157,505	23,650	18,719	82,492	1,004,861
Andrew G. Lampereur	2015	$482,000	$438,750	$236,216	$—	$187,311	$73,139	$1,417,416
Executive Vice President and Chief Financial Officer	2014	468,000	906,285	218,748	22,511	157,004	144,209	1,916,757
	2013	450,000	406,233	218,765	—	191,648	97,505	1,364,151
Roger A. Roundhouse	2015	$390,000	$276,252	$206,393	$—	$—	$52,560	$925,205
Executive President - Engineered Solutions Segment
Eugene E. Skogg (3)	2015	$70,865	$600,005	$150,003	$—	$—	$76,215	$897,088
Executive Vice President - Human Resources

(1)
Base salary for Mr. Arzbaecher represents gross salary at the end of fiscal 2013 and actual amounts earned in fiscal 2014 and 2015 (as a result of his retirement from the Company as CEO in 2014, transition to non-executive chairman and then his reappointment to Chief Executive Officer in August 2015). Fiscal 2015 salary includes amounts earned as Chairman of the Board. Mr. Arzbaecher's annual salary at August 31, 2015 as Chairman and Chief Executive Officer is $800,000.

(2)	Base salary for Mr. Goldstein represents gross salary at the end of fiscal 2013 and 2015 and actual amounts earned in fiscal 2014 (as a result of mid-year promotion to Chief Executive Officer).

(3)
Mr. Skogg joined the Company in June 2015 and therefore base salary represents actual salary earned.  His annual salary at August 31, 2015 is $335,000. Mr. Skogg also received a $600,000 restricted stock grant and $150,000 option grant upon joining the Company.

(4)
Amounts reflect the aggregate grant date fair value of restricted stock and Performance Share awards. The amount was determined by multiplying the fair value of the award by the number of restricted shares/units granted, or the number of Performance Shares awarded (assuming a payout at target). As described on page 19, Performance Share vesting ranges from 0% to 150% of target. At August 31, 2015, the value of outstanding Performance Shares at the maximum payout of 150% is summarized in the following table:

Name	2015 Grant	2014 Grant	2013 Grant (a)
Robert C. Arzbaecher	$—	$—	$2,874,868
Mark E. Goldstein	787,525	750,002	341,232
Brian K. Kobylinski	194,969	168,751	168,737
Andrew G. Lampereur	253,116	234,390	234,360
Roger A. Roundhouse	159,378	—	—
Eugene E. Skogg	—	—	—
(a) Subsequent to August 31, 2015 and the completion of the three year performance period, the 2013 Performance Share grant vested at 60% of the target level.
Fiscal 2014 Stock Awards for Messrs. Kobylinski and Lampereur included $450,000 and $500,000, respectively, for retention purposes as described on page 20.

(5)
The amounts represent the aggregate grant date fair value of options utilizing a binomial pricing model. The amounts do not represent the realized or unrealized earnings or value earned in the respective year. Actual realization of value or earnings under equity compensation plans is related to common stock share price appreciation.

(6)	Reflects amounts earned under the Annual Bonus plan. Amounts are paid in the first quarter of the subsequent fiscal year.

(7)
Reflects the portion of interest earned in the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan that exceeds the SEC benchmark “market” rate (120% of the applicable federal long term rate).

(8)	Reflects all other compensation, as summarized in the following table:

Name	Year	401(k) Core & Match	401(k) Restoration Contribution (1)	SERP (2)	Automobile Allowance	Other Bonus (3)	Supple- mental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (4)	Club Dues	Financial Planning	Relocation Benefits	Total
Robert C. Arzbaecher	2015	$7,101	$1,751	$12,497	$11,105	$—	$4,534	$4,200	$35,200	$—	$—	$—	$76,388
	2014	10,666	8,620	32,539	9,810	—	6,656	—	37,600	12,088	4,276	—	122,255
	2013	11,475	46,821	108,642	9,910	—	6,656	17,142	43,200	10,405	3,836	—	258,087
Mark E. Goldstein	2015	$11,925	$15,735	$47,013	$11,079	$—	$5,840	$8,677	$9,600	$3,445	$977	$—	$114,291
	2014	11,700	12,369	40,038	11,931	—	5,840	7,052	—	2,676	4,630	—	96,236
	2013	11,475	23,397	51,495	11,988	—	5,840	5,754	19,000	3,533	5,708	—	138,190
Brian K. Kobylinski	2015	$11,925	$7,691	$30,954	$14,017	$—	$3,551	$—	$—	$—	$8,932	$—	$77,070
	2014	11,700	6,313	23,271	13,486	—	3,620	—	—	—	—	—	58,390
	2013	11,475	13,271	34,618	13,096	—	2,736	4,459	—	—	2,837	—	82,492
Andrew G. Lampereur	2015	$11,925	$7,226	$30,012	$11,724	$—	$3,371	$—	$6,000	$—	$2,881	$—	$73,139
	2014	11,700	8,474	32,248	10,437	75,000	3,371	—	—	—	2,979	—	144,209
	2013	11,475	15,917	46,834	11,458	—	3,371	4,225	—	—	4,225	—	97,505
Roger A. Roundhouse	2015	$11,858	$4,540	$16,453	$4,791	$—	$2,746	$7,172	$—	$—	$5,000	$—	$52,560
Eugene E. Skogg	2015	$4,978	$—	$4,163	$—	$50,000	$—	$—	$—	$—	$—	$17,074	$76,215

(1)	Represents Company Restoration Contribution to the Employee Deferred Compensation Plan, as described on page 21 for information.

(2)	Represents Company contribution to the SERP plan.

(3)	Represents a one time transaction bonus related to the sale of the former Electrical segment which was completed in fiscal 2014 (Mr. Lampereur) and a sign-on bonus in fiscal 2015 (Mr. Skogg).

(4)	The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.

Grants of Plan-Based Awards

The following table sets forth the potential range of payouts for fiscal 2015 under the Annual Bonus plan, as well as equity compensation awards in fiscal 2015:

	Grant Date	Estimated Future Payouts Under Annual Bonus (1)			Estimated Future Vesting Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert C. Arzbaecher	1/20/2015	$—	$—	$—	—	—	—	2,829	—	—	$65,000
	1/20/2015	—	—	—	—	—	—	—	3,875	$22.98	35,000
	8/25/2015	—	—	—	—	—	—	—	392,106	19.77	3,000,000
Mark E. Goldstein (6)	10/29/2014	—	—	—	0	20,180	30,270	—	—	—	$630,020
	1/20/2015	—	—	—	—	—	—	—	81,385	$22.98	734,907
	1/20/2015	—	—	—	—	—	—	31,984	—	—	734,992
	n/a	$0	$745,000	$1,862,500
Brian K. Kobylinski	10/29/2014	—	—	—	0	4,996	7,494	—	—	—	$155,975
	1/20/2015	—	—	—	—	—	—	—	20,152	$22.98	181,973
	1/20/2015	—	—	—	—	—	—	7,920	—	—	182,002
	n/a	$0	$276,000	$690,000
Andrew G. Lampereur	10/29/2014	—	—	—	0	6,486	9,729	—	—	—	$202,493
	1/20/2015	—	—	—	—	—	—	—	26,159	$22.98	236,216
	1/20/2015	—	—	—	—	—	—	10,281	—	—	236,257
	n/a	$0	$313,300	$783,250
Roger A. Roundhouse	10/29/2014	—	—	—	0	4,084	6,126	—	—	—	$127,502
	1/20/2015	—	—	—	—	—	—	6,473	—	—	148,750
	1/20/2015	—	—	—	—	—	—	—	16,471	$22.98	148,733
	4/6/2015	—	—	—	—	—	—	—	6,000	24.46	57,660
	n/a	$0	$214,500	$536,250
Eugene E. Skogg (7)	7/21/2015	—	—	—	—	—	—	26,144	—	—	$600,005
	7/21/2015	—	—	—	—	—	—	—	16,630	$22.95	150,003
	n/a	$0	$167,500	$418,750

(1)
These columns show the range of payouts under the fiscal 2015 Annual Bonus plan described on page 17. The actual bonuses earned under this plan are included in the Summary Compensation Table on page 24.

(2)	Reflects Performance Shares granted in fiscal 2015 under the Company’s 2009 Omnibus Plan. Refer to page 19 “Equity Compensation-Performance Based Restricted Stock” for further details on these awards.

(3)	Reflects restricted stock granted in fiscal 2015 under the Company’s 2009 Omnibus Plan.

(4)	Reflects the grant of stock options under the Company’s 2009 Omnibus Plan.

(5)
The fair value of restricted stock awards is based on the market price of the shares on the grant date or a simulation model (Monte Carlo), depending on the type of performance condition, while the fair value of the option awards is determined using a binomial pricing model. Refer to our Annual Report on Form 10-K for details regarding assumptions utilized to value share based awards.

(6)	In connection with his resignation from the Company in September 2015, Mr. Goldstein forfeited all equity awards granted on October 29, 2014 and January 20, 2015.

(7)
Mr. Skogg joined the Company in June 2015, therefore annual bonus opportunity was pro-rated based on actual months employed (approximately $35,500 at target). Mr. Skogg received a $600,000 restricted stock grant and $150,000 option grant on July 21, 2015, upon joining the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity incentive plan awards held by each NEO at August 31, 2015:

	Option Awards						Stock Awards			Performance Awards (2)
Name	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Robert C. Arzbaecher	1/12/2006	150,000	—		$28.11	1/12/2016	—	—		—	—
	1/14/2008	170,000	—		28.36	1/14/2018	—	—		—	—
	1/12/2010	66,650	—		19.20	1/12/2020	—	—		—	—
	1/14/2011	56,900	56,900	(4)	27.77	1/14/2021	15,400	$330,176	(4)	—	—
	10/17/2012	—	—		—	—	—	—		78,117	$1,674,828
	1/20/2015	—	3,875	(6)	22.98	1/20/2025	2,829	60,653	(6)	—	—
	8/22/2015	—	392,106	(7)	19.77	8/25/2025	—	—		—	—
Mark E. Goldstein (3)	1/12/2006	42,500	—		$28.11	1/12/2016	—	—		—	—
	7/6/2006	5,000	—		24.77	7/6/2016	—	—		—	—
	1/16/2007	50,000	—		23.64	1/16/2017	—	—		—	—
	1/14/2008	50,000	—		28.36	1/14/2018	—	—		—	—
	1/9/2009	100,000	—		18.33	1/9/2019	—	—		—	—
	1/12/2010	44,000	—		19.20	1/12/2020	—	—		—	—
	1/14/2011	51,800	—		27.77	1/14/2021	—	—		—	—
	1/9/2012	36,400	—		22.87	1/9/2022	—	—		—	—
	10/17/2012	—	—		—	—	—	—		9,272	$198,792
	1/14/2013	30,280	—		28.70	1/14/2023	—	—		—	—
	10/22/2013	—	—		—	—	—	—		15,036	322,371
	1/14/2014	47,202	—		36.88	1/14/24	—	—		—	—
Brian K. Kobylinski	1/14/2008	32,000	—		$28.36	1/14/2018	—	—		—	—
	1/9/2009	75,000	—		18.33	1/9/2019	—	—		—	—
	1/12/2010	25,900	—		19.20	1/12/2020	—	—		—	—
	1/14/2011	11,400	11,400	(4)	27.77	1/14/2021	3,100	$66,464	(4)	—	—
	1/9/2012	9,000	9,000	(4)	22.87	1/9/2022	3,450	73,968	(4)	—	—
	4/9/2012	—	—		—	—	—	—		—	—
	10/17/2012	—	—		—	—	—	—		4,585	$98,302
	1/14/2013	—	14,974	(5)	28.70	1/14/2023	5,488	117,663	(5)	—	—
	10/22/2013	—	—		—	—	—	—		3,383	72,532
	1/13/2014	—	10,972	(5)	35.71	1/13/2024	17,012	364,737	(5)	—	—
	10/29/2014	—	—		—	—	—	—		4,996	107,114
	1/20/2015	—	20,152	(5)	22.98	1/20/2025	7,920	169,805	(5)	—	—
Andrew G. Lampereur	1/12/2006	37,500	—		$28.11	1/12/2016	—	—		—	—
	1/16/2007	42,500	—		23.64	1/16/2017	—	—		—	—
	1/14/2008	50,000	—		28.36	1/14/2018	—	—		—	—
	1/9/2009	92,000	—		18.33	1/9/2019	—	—		—	—
	1/12/2010	44,400	—		19.20	1/12/2020	—	—		—	—
	1/14/2011	18,500	18,500	(4)	27.77	1/14/2021	5,000	$107,200	(4)	—	—
	1/9/2012	12,900	12,900	(4)	22.87	1/9/2022	4,950	106,128	(4)	—	—
	10/17/2012	—	—		—	—	—	—		6,368	$136,530
	1/14/2013	—	20,798	(5)	28.70	1/14/2023	7,622	163,416	(5)	—	—
	10/22/2013	—	—		—	—	—	—		4,699	100,747
	1/13/2014	—	15,238	(5)	35.71	1/13/2024	20,128	431,544	(5)	—	—
	10/29/2014	—	—		—	—	—	—		6,486	139,060
	1/20/2015	—	26,159	(5)	22.98	1/20/25	10,281	220,425	(5)	—	—

	Option Awards						Restricted Stock Awards			Performance Awards (2)
	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Roger A. Roundhouse	5/5/2014	2,493	4,838	(7)	$33.93	5/5/2024	1,945	$41,701	(7)	—	—
	10/29/2014	—	—		—	—	—	—		4,084	$87,561
	1/20/2015		16,471	(5)	22.98	1/20/2025	6,473	138,781	(5)	—	—
	4/6/2015	—	6,000	(8)	24.46	4/6/2025	—	—		—	—
Eugene E. Skogg	7/21/2015	—	16,630	(5)	$22.95	7/21/2025	19,608	$420,396	(7)	—	—
	7/21/2015	—	—		—	—	6,536	140,132	(5)	—	—

(1)
Market value of restricted stock awards and Performance Shares has been computed by multiplying the $21.44 closing price of the Company’s common stock on August 31, 2015 (the last trading day of fiscal 2015) by the number of shares awarded.

(2)
Awards represent Performance Shares (at target) that include a three-year performance period and vest based on achievement of an absolute Free Cash Flow Conversion target and the Company’s relative TSR percentile relative to the S&P 600 SmallCap Industrial Index. Subsequent to August 31, 2015 and the completion of the three year performance period, the 2013 Performance Share grant (granted on October 17, 2012) vested at 60% of the target level. See “Equity Compensation-Performance Based Restricted Stock” on page 19 for additional details.

(3)
Mr. Goldstein resigned from the Company in September 2015. As a result, equity awards dated October 29, 2014 and January 20, 2015 were forfeited while all remaining unvested options and restricted stock awards vested (as displayed in the above table). Outstanding Performance Shares were also vested, with respect to the service period, but are still subject to the remaining performance conditions.

(4)	Remaining stock options and restricted stock vest on the fifth anniversary of the grant date

(5)	Fifty percent of the share based award vests on the third anniversary and the balance on the fifth anniversary of the grant date.

(6)	Stock options and restricted stock granted to Mr. Arzbaecher, as Chairman of the Board, vest over eleven months.

(7)	Stock options and restricted stock vest in equal annual installments over a three year period.

(8)	Stock options become exercisable on the fifth anniversary of the grant date.

Equity Awards Exercised and Vested in Fiscal 2015

The grant date fair value of equity compensation awards in each of the past three fiscal years is included in the Summary Compensation Table on page 24. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon the exercise of options and vesting of restricted stock during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert C. Arzbaecher	—	$—	83,040	$2,454,219
Mark E. Goldstein	—	—	21,410	576,127
Brian K. Kobylinski	—	—	11,170	298,836
Andrew G. Lampereur	—	—	17,061	453,611
Roger A. Roundhouse	—	—	1,002	23,777
Eugene E. Skogg	—	—	—	—

(1)
Value realized on exercise of stock options reflects the difference between the option exercise price and the market price at exercise multiplied by the number of shares, while the value realized on the vesting of restricted stock awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.

Employee Deferred Compensation

NEO’s participate in the Company’s Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan (see page 21 for a description of the plans).

Name	NEO Contributions in Fiscal 2015 (1)	Actuant Contributions	Aggregate Investment Earnings in Fiscal 2015		Aggregate Withdrawals and Distributions	Aggregate Balance at August 31, 2015 (4)
			Interest (2)	Other (3)
Robert C. Arzbaecher
Deferred Compensation	$527,313	$1,751	$112,007	$(673,790)	$—	$3,089,365
Supplemental Executive Retirement	—	12,497	42,938	—	—	595,597
Mark E. Goldstein
Deferred Compensation	$497,735	$15,735	$338,985	$(304,005)	$—	$5,353,705
Supplemental Executive Retirement	—	47,013	19,768	—	—	324,400
Brian K. Kobylinski
Deferred Compensation	$204,344	$7,691	$41,448	$(34,689)	$—	$853,887
Supplemental Executive Retirement	—	30,954	11,874	—	—	200,083
Andrew G. Lampereur
Deferred Compensation	$88,537	$7,226	$344,249	$(57,103)	$—	$4,741,165
Supplemental Executive Retirement	—	30,012	15,145	—	—	243,780
Roger A. Roundhouse
Deferred Compensation	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement	—	16,453	233	—	—	20,926
Eugene E. Skogg
Deferred Compensation	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement	—	4,163	—	—	—	4,163

(1)
NEO contributions include employee elective deferrals of base salary, annual bonus or restricted stock units (in accordance with the 2009 Omnibus Incentive Plan). NEO contributions in fiscal 2015 included the deferred receipt of restricted stock units by Mr. Arzbaecher ($468,940) and Mr. Goldstein ($327,616).

(2)
Interest was earned on deferred balances at various rates based on the year that eligible compensation was deferred, with a rate of 5.92% for calendar 2015 contributions. While the interest rates are above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rates are appropriate as they are reflective of the unsecured and unfunded nature of the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan. The rates are intended to approximate the rates the Company would pay for similar unsecured loans on the open market. Only the difference between the interest credited to the participant’s account and the SEC benchmark “market” rate of 3.71% is included under the caption “Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table on page 24.

(3)	Represents gain(loss) on Actuant stock and reinvested dividends included in each NEO’s deferred compensation account.

(4)	The aggregate balance of August 31, 2015 includes the balance in each NEO’s participant account.
Equity Compensation Plan Information

The following table summarizes information, as of August 31, 2015, relating to our equity compensation plans pursuant to which grants of options, restricted shares or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (2)
Equity compensation plans approved by security holders (1)	5,049,931	$24.47	3,069,211
Equity compensation plans not approved by security holders	—	—	—
	5,049,931	$24.47	3,069,211

(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 3,541,376 stock options at a weighted average exercise price of $24.20, 311,287 stock appreciation rights at a weighted average exercise price of $23.94 (the number of actual shares issued will vary based on the stock price on the date of exercise), 1,001,106 restricted stock units, 28,147 restricted stock awards and 168,015 Performance Shares (at target).

(2)
The number of securities remaining available for future issuance under equity compensation plans include 2,700,793 shares under the 2009 Omnibus Plan, 82,939 shares under the Actuant Corporation Deferred Compensation Plan and 285,479 shares under the Actuant Corporation 2010 Employee Stock Purchase Plan.

Change In Control Payments

The Company does not have employment contracts with any of its NEOs. Whether and to what extent the Company would provide severance benefits to any NEOs upon termination (other than due to a change in control) is discretionary.

Change in Control Arrangements

Change in control agreements are in place with each of the NEOs providing certain benefits upon termination of employment following both a change in control and a triggering event. These are in place to encourage executives to consider the best interests of shareholders by alleviating any concerns about their own personal financial well-being in the face of a potential change in control of the Company.

A triggering event is defined as:

•
a material reduction in the base salary or annual bonus opportunity, or material reduction in the total value of the fringe benefits received by the executive from the Company from prior levels received at the time of a change in control or during the six month period prior to the change in control;

•
a material reduction in authority and responsibility or a material decrease in the same for the supervisor to whom the executive reports, from the levels existing at the time of a change in control or the six month period prior to the change in control; or

•
a change in the location or headquarters where the executive is expected to work that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period preceding the change in control.

A change in control is defined as:

•	the acquisition by a person or group of more than 50% of our common stock;

•
the acquisition by a person or group of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross market value of all of the assets of the Company immediately before such acquisition; or

•	the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company; or

•	a change in the majority of our Board without the endorsement of the existing Board members.

The terms of the change in control agreements do not vary by executive, and there are no excise tax gross-ups. The agreement states that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control, that executive is entitled to receive a lump sum payment equal to two times annual base salary and annual bonus. In addition, the executive would continue to receive welfare benefits and perquisites available to that NEO at the time of termination for two years.

The base salary and the annual bonus used to determine the payout would be the highest annual base salary in the two years prior to the change in control and the highest annual bonus earned in the three years prior to the change in control. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change-in-control were not determined in relation to the overall compensation guidelines, but rather as part of an objective to attract and retain NEOs.

Certain of our equity compensation plans also contain change in control provisions. Our 1996, 2001 and 2002 Stock Option Plans and 2009 Omnibus Plan allow the Committee to either provide for equivalent substitute options to be granted upon a change in control or the cash-out of options previously granted under such plan based on the fair market value of the stock at the time of such settlement, or, with respect to certain awards, the highest fair market value per share of stock during the 60-day period immediately preceding the change in control. Any stock option deferral program that remains in existence requires distribution of all deferred shares as soon as practicable after the date of a change in control.

Taking into account the specific terms of each NEO’s change in control agreement, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2015 after a triggering event:

Name	Base Salary	Annual Bonus (1)	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Robert C. Arzbaecher	$1,700,000	$125,800	$654,817	$2,065,658	$57,749	$4,604,024
Brian K. Kobylinski	920,000	119,812	—	1,070,585	60,231	2,170,628
Andrew G. Lampereur	964,000	45,022	—	1,405,049	60,735	2,474,806
Roger A. Roundhouse	780,000	51,874	—	268,043	81,821	1,181,738
Eugene E. Skogg	670,000	—	—	560,527	52,836	1,283,363

(1)	Actual payout will be based on the highest annual bonus paid during the previous three years, multiplied by two.

(2)
Represents the intrinsic value (difference between the closing trading price at August 31, 2015 and exercise price, multiplied by the number of shares subject to the option) of unvested stock options with an exercise price less than $21.44 (i.e. options that are “in the money”).

(3)	Represents market value of unvested restricted stock based on the August 31, 2015 closing price of the Company’s common stock ($21.44).

(4)	Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on page 21.

Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 30) would be the “Stock Options” and “Stock Awards” columns in the table above.

In connection with his resignation from the Company and Board, the Company entered into a Separation and Release Agreement with Mr. Goldstein dated August 24, 2015 (the “Separation Agreement”). In accordance with the Separation Agreement, Mr. Goldstein will receive (i) $870,000 (which is based on his current annual base salary of $745,000) in cash to be paid over a period of 14 months, (ii) continued coverage under the group medical plans of the Company at active employee rates through November 1, 2016; (iii) vesting of outstanding stock options other than stock option awards dated January 20, 2015, which have been forfeited; and (iv) vesting of outstanding restricted stock units other than restricted stock unit awards dated January 20, 2015, which have been forfeited. Mr. Goldstein will be entitled to receive Performance Shares, if any, earned under each outstanding Performance Share award held by him other than the Performance Share awards dated October 29, 2014, which have been forfeited. The Separation Agreement includes a release, as well as non-compete, non-solicit, non-disparagement and confidentiality covenants.

Death or Disability Arrangements

Our NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of an NEO death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit and annual bonus. All stock options and restricted stock would become 100% vested. The value of each NEO’s stock options and restricted stock, whose vesting would be accelerated upon death, is the same as disclosed in the preceding change in control table.

If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive, otherwise no further salary or disability payments would be due. Additionally, all NEOs currently participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit, and annual cash bonus payout after six months of disability. All stock options and restricted stock would become 100% vested.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $60,000 (as of January 1, 2015) for serving on the Board and are also reimbursed for expenses incurred in connection with attendance at meetings. As of August 31, 2015 directors are paid the following additional fees for serving on committees:

Committee	Member Fee	Chairperson Fee
Audit	$15,000	$15,000
Compensation	10,000	10,000
Nominating & Governance	10,000	7,500

The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the Board believe management access to the Board, outside of regular meeting dates, should occur on an “as needed” basis, without concern for the fees associated with such access.

Equity compensation for the Board in fiscal 2015 was in the form of restricted stock (approximately 65% weighting) and stock options (approximately 35% weighting). Similar to our NEOs, we believe that it is important to align the interests of the Board of Directors to that of the Company’s shareholders. In fiscal 2015, each non-employee director was granted 2,829 shares of restricted stock and an option to purchase 3,875 shares of Company common stock at an exercise price of $22.98 per share (market value of the Company’s common stock on the date of grant). These stock options and restricted stock vest after eleven months and have a ten year life.

In fiscal 2015, the non-employee directors received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings. All compensation earned by Mr. Arzbaecher in fiscal 2015 as Chairman of the Board is included in the Summary Compensation table on page 24.

Name	Annual Retainer ($)	Committee Fees ($)	Lead Director Fee ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Gurminder S. Bedi	$57,500	$20,000	$—	$65,000	$35,000	$177,500	47,525	2,829
E. James Ferland	57,500	25,000	—	65,000	35,000	182,500	3,875	2,829
Thomas J. Fischer	57,500	28,750	—	65,000	35,000	186,250	71,525	2,829
R. Alan Hunter, Jr.	57,500	25,000	—	65,000	35,000	182,500	55,525	2,829
Robert A. Peterson	57,500	16,875	23,750	65,000	35,000	198,125	63,525	2,829
Holly A. Van Deursen	57,500	30,000	—	65,000	35,000	187,500	47,525	2,829
Dennis K. Williams	57,500	25,000	—	65,000	35,000	182,500	63,025	2,829

(1)
Amounts represent the aggregate grant date fair value. The amounts do not correspond to the actual value that may be realized by our non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock. Refer to our Annual report on Form 10-K for details regarding assumptions utilized to value share based awards.

Similar to the NEOs, directors have stock ownership guidelines to drive long-term performance alignment with shareholders. Under the guidelines, each non-employee director is expected to own Actuant common stock with a total value equal to five times their annual retainer. During fiscal 2015, all directors (except Mr. Ferland who joined the Board in 2014) exceeded the requirement.

Under the Outside Directors’ Deferred Compensation Plan, each non-employee director can defer all or a portion of their annual retainer and committee fees for future payment on a specified date or when they leave the Board. The number of shares, equal to the amount of compensation deferred, is contributed to a rabbi trust. The plan consists solely of phantom stock units, which are settled in Actuant common stock, generally following the director’s termination of service. During fiscal 2015, Mr. Peterson participated in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC and the NYSE. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2015. With the one exception for a late Form 4 filed on behalf of each Messrs. Kobylinski and Roundhouse, the Company believes that all filing requirements were satisfied with respect to fiscal 2015.

Independent Public Accountants

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2015 and the effectiveness of our internal control over financial reporting as of August 31, 2015. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to respond to shareholders’ questions. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2015	Fiscal Year Ended August 31, 2014
Audit Fees	$2,098,800	$1,997,000
Audit-Related Fees	—	7,000
Tax Compliance Fees	385,100	133,600
Tax Consulting Fees	1,109,200	1,709,400
All Other Fees	—	—
	$3,593,100	$3,847,000

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Audit-Related Fees were for professional services rendered in connection with accounting consultations. Tax Compliance Fees include professional services related to annual tax compliance including foreign tax return preparation and transfer pricing studies, while Tax Consulting Fees include professional services related to tax planning and tax advisory services. In addition to the fees above, the Company also reimbursed PricewaterhouseCoopers LLP for out of pocket expenses, which were less than $100,000 in fiscal 2015 and 2014.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All services which involve more than $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 6, 2016 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on September 21, 2016 nor earlier than the close of business on August 22, 2016, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2015 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Executive Vice President and Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 21, 2015 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER
Chairman of the Board

Menomonee Falls, Wisconsin
December 4, 2015

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, or by telephone at (262) 293-1500.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

YOUR VOTE IS IMPORTANT!
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to
Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397,
so your shares are represented at Actuant Corporation’s 2016 Annual Meeting.
ò     Please fold here – Do not separate    ò

If no specification is made, this proxy will be voted  for all names listed in Proposal 1 and for Proposals 2 and 3.

1. Election of directors:	01 Robert C. Arzbaecher	04 Thomas J. Fischer	07 Holly A. Van Deursen	☐ Vote FOR all nominees		☐ Vote WITHHELD
	02 Gurminder S. Bedi	05 R. Alan Hunter	08 Dennis K. Williams	(except as marked)		from all nominees
	03 E. James Ferland	06 Robert A. Peterson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote to approve compensation of our named executive officers.				☐ For	☐ Against	☐ Abstain

3. Ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor.				☐ For	☐ Against	☐ Abstain

4.      In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set out Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ACTUANT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 19, 2016
8:00 a.m Eastern Time
Inn on Fifth
699 Fifth Avenue
South Naples, Florida

proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on January 19, 2016.

Robert C. Arzbaecher and Andrew G. Lampereur, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 19, 2016 at 8:00 a.m. Eastern Time at the Inn on Fifth, 699 Fifth Avenue, South Naples, Florida, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/atu	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. (CST) on	vote your proxy until 11:59 p.m.	postage-paid envelope provided.
January 18, 2016	(CST) on January 18, 2016
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.